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                                                                    Exhibit 23.3
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                        LETTERHEAD OF COOPERS & LYBRAND

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in post-effective amendment number 1 to the registration statement on Forms F-4 and S-4 dated February 27, 1998 related to the offering of Senior Notes due 2007 (the "Exchange Notes") by Terra Nova Insurance (UK) Holdings plc fully and unconditionally guaranteed by Terra Nova (Bermuda) Holdings Ltd. ("Bermuda Holdings"), of our report dated February 26, 1997 included in the annual report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K") of Bermuda Holdings, on our audit of the consolidated financial statements of Bermuda Holdings and subsidiaries as of December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996 and the consolidated financial statements of Terra Nova Insurance Company Limited (the Predecessor) and subsidiaries for the year ended December 31, 1994, and of our report dated February 26, 1997 included in the Form 10-K of Bermuda Holdings, on the financial statement schedules listed in Item 14 therein. We also consent to the reference to our firm under the caption "Experts".



/s/ Coopers & Lybrand
COOPERS & LYBRAND
Hamilton, Bermuda

February 27, 1998